Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS FOURTH-QUARTER AND FULL-YEAR 2006 OPERATING RESULTS
Full Year Revenue Grows 9.2%; EPS from Continuing Operations Grows 25%
Cleveland, Ohio (February 13, 2007) — CBIZ, Inc. (NYSE: CBZ) today announced fourth-quarter and full-year results for the year ended December 31, 2006.
CBIZ reported revenue of $144.0 million for the fourth quarter ended December 31, 2006, an increase of 10.1%, or $13.2 million, over $130.7 million reported for the fourth quarter of 2005. Same-unit revenue for the quarter increased by 6.3%, or by $8.3 million. Revenue from newly acquired businesses contributed $4.9 million to revenue growth in the fourth quarter of 2006. The Company reported income from continuing operations of $3.2 million, or $0.05 per diluted share, compared with $4.2 million reported for the fourth quarter a year ago, or $0.06 per diluted share.
For the year ended December 31, 2006, CBIZ reported revenue of $601.1 million, an increase of 9.2%, or $50.4 million, compared with $550.7 million for 2005. Same-unit revenue for the year increased by 5.9%, or $32.2 million. Newly acquired operations increased revenue by $18.2 million. Income from continuing operations for 2006 was $25.6 million, or $0.35 per diluted share, compared to $21.7 million, or $0.28 per diluted share for 2005.
In January 2006, CBIZ adopted FAS 123(R) related to accounting for stock compensation expense, and for the full year 2006, the Company recognized $1.6 million of additional expense compared with full year 2005 as a result of adopting FAS 123(R).
During 2006, CBIZ purchased a total of 9.7 million shares of its common stock at a total cost of $74.5 million. Since December 31, 2006, 1.3 million shares of the Company’s common stock have been repurchased at a cost of $8.8 million under a 10(b)5-1 plan established to repurchase shares. At December 31, 2006, and as of February 12, 2007, there was no balance outstanding on the Company’s $100 million unsecured credit facility. The Company held approximately $3.4 million of surplus funds invested in short-term market instruments as of December 31, 2006.
“This quarter represents the fourteenth consecutive quarter that we have reported same-unit revenue growth. Each of our business segments contributed to the growth we experienced in 2006,” stated Steven Gerard, Chairman and Chief Executive Officer. “During 2006 we continued to generate positive cash flow which was deployed to make three acquisitions that contributed 3.3% to our revenue growth in 2006. We continue to utilize surplus cash flow and debt capacity to repurchase shares when it is accretive to shareholders and over the past

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

four years, CBIZ has invested $174 million through share repurchase activity,” continued Gerard. “We are pleased that we have been able to translate our 9.2% growth in revenue into a 25% growth in earnings per diluted share from continuing operations in 2006. This represents the fifth year in a row that CBIZ has been able to record growth in earnings per share of at least 20% a year,” concluded Mr. Gerard.
Outlook for 2007
In 2007, CBIZ expects to achieve revenue growth in a range of 8% to 10%, and expects to continue to improve earnings per share from continuing operations by a minimum of 20% over the $0.35 per diluted share reported for 2006. Cash flow is expected to remain strong, and CBIZ expects EBITDA of approximately $70 million in 2007.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-800-640-9765 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-413-4837. A replay of the call will be available starting at 1:00 p.m. (ET) February 13 through midnight (ET), February 16, 2007. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 16906671. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, merger and acquisition, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	DECEMBER 31,
	2006	%	2005 (1)%
Revenue	$143,950	100.0%	$130,738	100.0%

Operating expenses	131,259	91.2%	116,947	89.5%

Gross margin	12,691	8.8%	13,791	10.5%

Corporate general and administrative expense	5,042	3.5%	4,677	3.6%
Depreciation and amortization expense	4,152	2.9%	3,600	2.7%

Operating income	3,497	2.4%	5,514	4.2%

Other income (expense):
Interest expense	(862)	-0.6%	(696)	-0.5%
Gain on sale of operations, net	7	0.0%	285	0.2%
Other income, net	2,298	1.6%	1,881	1.4%

Total other income, net	1,443	1.0%	1,470	1.1%

Income from continuing operations before income tax expense	4,940	3.4%	6,984	5.3%

Income tax expense	1,761		2,763

Income from continuing operations	3,179	2.2%	4,221	3.2%

Loss from operations of discontinued businesses, net of tax	(550)		(1,903)
Gain on disposal of discontinued businesses, net of tax	405		2,857

Net income	$3,034	2.1%	$5,175	4.0%

Diluted earnings (loss) per share:
Continuing operations	$0.05		$0.06
Discontinued operations	(0.01)		0.01

Net income	$0.04		$0.07

Diluted weighted average common shares outstanding	69,556		75,947

Other data from continuing operations:
EBIT (2)	$5,795		$7,395
EBITDA (2)	$9,947		$10,995

(1)	Certain amounts in the 2005 financial data have been reclassified to conform to the current year presentation, including reflecting the impact of discontinued businesses.

(2)	EBIT represents income from continuing operations before income taxes, interest expense, and gain on the sale of operations.
EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(In thousands, except percentages and per share data)

	TWELVE MONTHS ENDED
	DECEMBER 31,
	2006	%	2005 (1)%
Revenue	$601,125	100.0%	$550,731	100.0%

Operating expenses	519,230	86.4%	476,046	86.4%

Gross margin	81,895	13.6%	74,685	13.6%

Corporate general and administrative expense	24,675	4.1%	24,911	4.5%
Depreciation and amortization expense	16,425	2.7%	14,617	2.7%

Operating income	40,795	6.8%	35,157	6.4%

Other income (expense):
Interest expense	(3,365)	-0.5%	(3,109)	-0.6%
Gain on sale of operations, net	21	0.0%	314	0.1%
Other income, net	4,965	0.8%	4,004	0.7%

Total other income, net	1,621	0.3%	1,209	0.2%

Income from continuing operations before income tax expense	42,416	7.1%	36,366	6.6%

Income tax expense	16,789		14,660

Income from continuing operations	25,627	4.3%	21,706	3.9%

Loss from operations of discontinued businesses, net of tax	(2,137)		(6,583)
Gain on disposal of discontinued businesses, net of tax	911		3,550

Net income	$24,401	4.1%	$18,673	3.4%

Diluted earnings (loss) per share:
Continuing operations	$0.35		$0.28
Discontinued operations	(0.02)		(0.04)

Net income	$0.33		$0.24

Diluted weighted average common shares outstanding	73,052		76,827

Other data from continuing operations:
EBIT (2)	$45,760		$39,161
EBITDA (2)	$62,185		$53,778

(1)	Certain amounts in the 2005 financial data have been reclassified to conform to the current year presentation, including reflecting the impact of discontinued businesses.

(2)	EBIT represents income from continuing operations before income taxes, interest expense, and gain on the sale of operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131• Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2006	2005 (3)	2006	2005 (3)
Revenue
Financial Services	$61,495	$56,825	$277,557	$262,119
Employee Services	40,572	36,181	155,663	141,815
Medical Management Professionals	29,355	25,084	117,369	98,175
National Practices	12,528	12,648	50,536	48,622

Total	$143,950	$130,738	$601,125	$550,731

Gross margin
Financial Services	$2,564	$3,051	$41,769	$41,002
Employee Services	9,505	9,073	33,609	31,088
Medical Management Professionals	4,924	4,276	19,862	17,550
National Practices	1,221	1,979	6,035	4,873

Total(1)	$12,691	$13,791	$81,895	$74,685
SELECT BALANCE SHEET DATA AND RATIOS

	DECEMBER 31,	DECEMBER 31,
	2006	2005 (3)
Cash and cash equivalents	$12,971	$8,909
Restricted cash	$17,507	$9,873
Accounts receivable, net	$106,299	$96,465
Current assets before funds held for clients	$160,652	$152,064
Funds held for clients	$84,441	$65,669
Goodwill and other intangible assets, net	$211,929	$181,347

Total assets	$518,282	$454,515

Current liabilities before client fund obligations	$91,341	$87,716
Client fund obligations	$84,441	$65,669
Convertible notes	$100,000	$—
Bank debt	$—	$32,200

Total liabilities	$301,704	$199,854

Treasury stock	$(176,773)	$(102,317)

Total stockholders’ equity	$216,578	$254,661

Debt to equity (4)	46.2%	12.6%
Days sales outstanding from continuing operations (2)	67	66

Shares outstanding	67,416	73,822

Basic weighted average common shares outstanding	71,004	74,448

Diluted weighted average common shares outstanding	73,052	76,827

(1)	Includes operating expenses recorded by corporate and not directly allocated to the business units of $5,523 and $4,588 for the three months ended December 31, 2006 and 2005, and $19,380 and $19,828 for the twelve months ended December 31, 2006 and 2005, respectively.

(2)	Days sales outstanding (DSO) is provided for continuing operations and represent accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

(3)	Certain amounts in the 2005 financial data have been reclassified to conform to the current year presentation, including reflecting the impact of discontinued businesses.

(4)	Ratio is convertible note and bank debt divided by total equity.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131• Phone (216) 447-9000 • Fax (216) 447-9007